FOR IMMEDIATE RELEASE	CONTACT:	Ned Mavrommatis, CFO
201-996-9000; fax: 201-996-9144
ned@id-systems.com

I.D. Systems, Inc. Reports Second Quarter Financial Results

Hackensack, NJ, August 2, 2007—I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the second quarter of 2007. Revenues for the three months ended June 30, 2007, were $2,223,000, compared to $6,363,000 for the three months ended June 30, 2006. Net loss for the quarter was $2,644,000, or ($.23) per basic and diluted share, compared to net income of $181,000, or $0.02 per basic share and $0.01 per diluted share, for the second quarter of 2006.

Adjusted net loss for the second quarter of 2007 was $1,809,000, or ($0.16) per basic and diluted share, compared to adjusted net income of $796,000, or $0.07 per basic share and $0.06 per diluted share, for the second quarter of 2006. Adjusted net results were calculated by adjusting GAAP net income (loss) for the impact of stock-based compensation, which was $835,000 for the second quarter of 2007 and $615,000 for the second quarter of 2006. Adjusted net income (loss) is considered non-GAAP financial information; a reconciliation of non-GAAP financial measures used in this press release to GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table included in this press release.

“We continue to focus on expanding and strengthening our sales and marketing organization to drive a more predictable quarter-to-quarter revenue stream from more diversified sources,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer.  “Peter Fausel, who was appointed I.D. Systems’ executive vice president of sales, marketing and customer support in the first quarter, has assisted us in implementing a new strategy aimed at realizing our financial objectives. We have enjoyed a great deal of success over the past five years with many of the most prominent companies in the world by producing significant economic benefits with our unique wireless technology for controlling, tracking and managing industrial vehicles. We expect to continue expanding business with those customers, as well as making development of new customers and applications a high priority.”

For the quarter ended June 30, 2007, gross profit margin was 46.2%, compared to 45.4% for the corresponding period in 2006.

Selling, general and administrative expenses for the quarter increased 33.3% to $3.9 million, compared to $2.9 million for the second quarter in 2006. The increase was attributable primarily to increased payroll and related expenses resulting from the hiring of additional employees and a $157,000 increase in stock-based compensation compared to the second quarter a year ago.

Research and development expenditures increased 6.1% to $594,000 for the second quarter of 2007, compared to $560,000 for the corresponding period in 2006.

Interest income for the quarter was $768,000 compared to $731,000 for the same period in 2006.

For the six-month period ended June 30, 2007, revenues were $6.8 million, compared to $12.8 million for the six months ended June 30, 2006. Gross profit margin for the six-month period was 47.8%, compared to 47.7% for the comparable period in 2006. Net loss for the six-month period was $4.1 million, or ($.36) per basic and diluted share, compared to net income of $306,000, or $0.03 per basic and diluted share for the first six months of 2006.

Adjusting for $1.6 million in stock-based compensation expenses, adjusted net loss for the six months ended June 30, 2007, was $2.5 million, or ($0.22) per basic and diluted share. For the corresponding period in 2006, adjusted net income was $1.3 million, or $0.13 per basic share and $0.11 per diluted share, adjusting for $998,000 in stock-based compensation expenses. Adjusted net income is considered non-GAAP financial information; a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table included in this press release.

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For the six months ended June 30, 2007, SG&A expenses were $7.7 million compared to $5.7 million for the same period in 2006. The increase was attributable primarily to increased payroll and related expenses resulting from the hiring of additional employees and an increase of $346,000 of stock-based compensation expense compared to the second quarter a year ago.

Research and development expenditures for the period were $1.3 million compared to $1.1 million for the six months ended June 30, 2006. The increase was attributable primarily to an increase of $255,000 of stock-based compensation expense compared to the second quarter a year ago.

Interest income for the first six months of 2007 increased to $1.6 million from $881,000 for the same period a year ago, reflecting the company’s investment of proceeds from its public stock offering in March 2006.

As of June 30, 2007, I.D. Systems had $68.7 million in cash, cash equivalents and marketable securities, and $76.2 million of working capital, compared to $70.4 million and $80.0 million, respectively, as of December 31, 2006.

Highlights of the second quarter ended June 30, 2007, included:

•
Receipt of additional purchase orders from the U.S. Postal Service (USPS), as announced on April 3, 2007, to deploy I.D. Systems’ patented Wireless Asset Net® system for managing industrial vehicles at seven additional USPS facilities, increasing the total number of USPS facilities deploying the Wireless Asset Net to 72.

•
Award of a software development and implementation contract by the USPS to introduce a new productivity data point to the Wireless Asset Net system to better track the time a powered industrial vehicle spends transporting a load compared to the time it spends moving while empty. This data is expected to improve the USPS’ measurement of utilization of its industrial vehicles and operators. In addition, the enhancement is designed to help USPS reduce system hardware and related installation labor costs. The software is also designed to support all vehicle types, ages and manufacturers, so it can be implemented uniformly across virtually all USPS equipment.

•
Participation in “RedShift 2007,” the annual user conference of RedPrairie Corporation, a leading supply chain optimization company. RedPrairie integrates best-practice workforce management technologies, like I.D. Systems’ Wireless Asset Net, with business transformation processes, change management and strategic project management to optimize the agility, accountability and efficiency of an enterprise’s supply chain. In conjunction with this event, I.D. Systems and RedPrairie signed a memorandum of understanding to pursue a joint strategic marketing agreement.

•
Establishment of the I.D. Systems Performance Services Group, led by Roger Tenney, a 16-year veteran of Ford Motor Company, where he was responsible for managing Ford’s corporate fleet of material handling equipment and implementing I.D. Systems’ Wireless Asset Net technology across Ford’s North American operations. The primary goal of the Performance Services Group is to assist customers in defining the significant safety and productivity benefits available through application of Wireless Asset Net technology and to deliver a service offering to assist customers in rapidly achieving and sustaining those benefits.

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Time on August 2, 2007. Jeffrey Jagid, chairman and CEO, will lead a discussion on the results of the quarter and recent developments. After opening remarks, there will be a question and answer period. The conference call will be broadcast live over the Internet via the Investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

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Non-GAAP Measures

To supplement its financial statements presented in accordance with GAAP, I.D. Systems provides certain non-GAAP measures of financial performance.  These non-GAAP measures include non-GAAP net income/loss and non-GAAP net income/loss per basic and diluted share.  Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.  These non-GAAP measures are provided to enhance investors' overall understanding of I.D. Systems' current financial performance and provide further information for comparative information due to the adoption of accounting standard SFAS 123R.  Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook.  Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included in this press release.

About I.D. Systems

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information, visit www.id-systems.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2006. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

-- Tables to Follow --

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I.D. Systems, Inc.
GAAP - Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
Revenue:
Products	$4,582,000	$705,000	$8,714,000	$3,015,000
Services	1,781,000	1,518,000	4,039,000	3,829,000
	6,363,000	2,223,000	12,753,000	6,844,000
Cost of Revenue:
Cost of products	2,241,000	411,000	4,251,000	1,557,000
Cost of services	1,232,000	785,000	2,425,000	2,018,000
	3,473,000	1,196,000	6,676,000	3,575,000

Gross Profit	2,890,000	1,027,000	6,077,000	3,269,000

Selling, general and administrative expenses	2,910,000	3,880,000	5,658,000	7,704,000
Research and development expenses	560,000	594,000	1,053,000	1,300,000

Loss from operations	(580,000)	(3,447,000)	(634,000)	(5,735,000)
Interest income	731,000	768,000	881,000	1,560,000
Interest expense	(8,000)	(3,000)	(17,000)	(7,000)
Other income	38,000	38,000	76,000	76,000

Net income (loss)	$181,000	$(2,644,000)	$306,000	$(4,106,000)

Net income (loss) per share - basic	$0.02	$(0.23)	$0.03	$(0.36)

Net income (loss) per share - diluted	$0.01	$(0.23)	$0.03	$(0.36)

Weighted average common shares outstanding - basic	11,099,000	11,347,000	9,748,000	11,324,000

Weighted average common shares outstanding - diluted	12,826,000	11,347,000	11,542,000	11,324,000

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I.D. Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2006	Three Months Ended June 30, 2007	Six Months Ended June 30, 2006	Six Months Ended June 30, 2007

Net income (loss) attributable to common stockholders	$181,000	$(2,644,000)	$306,000	$(4,106,000)

Stock-based compensation	615,000	835,000	998,000	1,602,000

Non-GAAP net income (loss)	$796,000	$(1,809,000)	$1,304,000	$(2,504,000)

Non-GAAP net income (loss) per share - basic	$0.07	$(0.16)	$0.13	$(0.22)

Non-GAAP net income (loss) per share - diluted	$0.06	$(0.16)	$0.11	$(0.22)

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I.D. Systems, Inc.
Balance Sheets

	December 31, 2006	June 30, 2007
		(Unaudited)
ASSETS
Cash and cash equivalents	$9,644,000	$8,686,000
Marketable securities	60,716,000	60,019,000
Accounts receivable, net	5,101,000	2,452,000
Unbilled receivables	1,042,000	371,000
Inventory	6,430,000	6,154,000
Officer loan	8,000	2,000
Interest receivable	179,000	144,000
Prepaid expenses and other current assets	271,000	425,000
Total current assets	83,391,000	78,253,000

Fixed assets, net	1,394,000	1,305,000
Deferred contract costs	33,000	17,000
Other assets	87,000	87,000

	$84,905,000	$79,662,000
LIABILITIES
Accounts payable and accrued expenses	$2,950,000	$1,777,000
Current portion of long term debt	221,000	131,000
Deferred revenue	221,000	170,000
Total current liabilities	3,392,000	2,078,000

Long term debt	19,000	--
Deferred revenue	133,000	198,000
Deferred rent	77,000	66,000
Total liabilities	3,621,000	2,342,000

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 50,000,000 shares, $.01 par value; 11,337,000 and 11,440,000 shares issued at December 31, 2006 and June 30, 2007, respectively, shares outstanding, 11,297,000 and 11,282,000 at December 31, 2006 and June 30, 2007, respectively.	113,000	114,000
Additional paid-in capital	93,423,000	95,190,000
Accumulated deficit	(12,151,000)	(16,257,000)
Comprehensive income (loss)	12,000	(3,000)
	81,397,000	79,044,000
Treasury stock; 40,000 shares and 158,000 shares at cost	(113,000)	(1,724,000)
Total stockholders’ equity	81,284,000	77,320,000
Total liabilities and stockholders’ equity	$84,905,000	$79,662,000

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I.D. Systems, Inc.
Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2006	2007
Cash flows from operating activities:
Net income (loss)	$306,000	$(4,106,000)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Inventory reserve	--	75,000
Accrued interest income (expense)	46,000	75,000
Stock-based compensation expense	998,000	1,602,000
Depreciation and amortization	228,000	265,000
Deferred rent expense	(11,000)	(11,000)
Deferred revenue	91,000	14,000
Deferred contract costs	53,000	16,000
Unrealized loss on investments	--	(15,000)
Changes in:
Accounts receivable	1,554,000	2,649,000
Unbilled receivables	(1,779,000)	671,000
Inventory	(2,628,000)	201,000
Prepaid expenses and other assets	(22,000)	(154,000)
Investment in sales type leases	453,000	--
Accounts payable and accrued expenses	(744,000)	(1,518,000)
Net cash used in operating activities	(1,455,000)	(236,000)

Cash flows from investing activities:
Purchase of fixed assets	(423,000)	(176,000)
Purchase of investments	(54,238,000)	(7,295,000)
Maturities of investments	340,000	7,952,000
Collection of officer loan	5,000	6,000

Net cash (used in) provided by investing activities	(54,316,000)	487,000

Cash flows from financing activities:
Repayment of term loan	(102,000)	(109,000)
Proceeds from exercise of stock options	457,000	166,000
Purchase of treasury shares	--	(1,266,000)
Net proceeds from stock offering	63,961,000	--

Net cash provided by (used in) financing activities	64,316,000	(1,209,000)
Net increase (decrease) in cash and cash equivalents	8,545,000	(958,000)
Cash and cash equivalents - beginning of period	2,138,000	9,644,000
Cash and cash equivalents - end of period	$10,683,000	$8,686,000
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$17,000	$7,000

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